Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter and Year-to-Date Results

TEANECK, N.J., May 6, 2021 (Business Wire) – Phibro Animal Health Corporation (NASDAQ: PAHC) today announced financial results for its third quarter and year-to-date period ended March 31, 2021.

Highlights for the March 31, 2021 quarter (compared to the quarter ended March 31, 2020)

-	Net sales of $212 million, an increase of $1 million, or less than 1%

-	Net income of $12 million, a decrease of $1 million, or 10%

-	Diluted EPS of $0.30, a decrease of $0.03, or 9%

-	Adjusted EBITDA of $28 million, a decrease of $2 million, or 7%

-	Adjusted Net Income of $14 million, a decrease of $2 million, or 11%

-	Adjusted diluted EPS of $0.34, a decrease of $0.04, or 11%

Highlights for the nine months ended March 31, 2021 (compared to the nine months ended March 31, 2020)

-	Net sales of $613 million, an increase of $1 million, or less than 1%

-	Net income of $37 million, an increase of $9 million, or 34%

-	Diluted EPS of $0.92, an increase of $0.23, or 33%

-	Adjusted EBITDA of $81 million, a decrease of $3 million, or 3%

-	Adjusted Net Income of $39 million, a decrease of $2 million, or 4%

-	Adjusted diluted EPS of $0.95, an increase of $0.04, or 4%

COMMENTARY

“The third quarter was another quarter of solid financial performance. Consolidated sales and adjusted diluted EPS were both ahead of guidance. Sales were comparable to the same quarter last year, while profitability declined slightly due to unfavorable product mix and increases in certain expenses, including incremental strategic investments in our future” said Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer. Jack continued, “I am pleased to report that we received EU GMP approval for our new vaccine facility in Sligo, Ireland and we continue to build our companion animal pipeline, having recently finalized an agreement that adds two early-stage oral care projects. We expect a strong fourth quarter to close out our fiscal year.”

QUARTERLY RESULTS

Net sales

Net sales of $211.7 million for the three months ended March 31, 2021, increased $1.0 million, or less than 1%, as compared to the three months ended March 31, 2020. Animal Health decreased $4.6 million, while Mineral Nutrition and Performance Products increased $2.0 million and $3.6 million, respectively.

Animal Health

Net sales of $134.4 million for the three months ended March 31, 2021, declined $4.6 million, or 3%. Net sales of MFAs and other decreased $4.1 million, or 5%, driven by lower international demand, primarily poultry products in the Latin America region, as well as timing of certain domestic customer orders. Net sales of nutritional specialty products increased $2.3 million, or 7%, principally due to international volume growth in dairy products. Net sales of vaccines declined $2.8 million, or 13%, as challenging economic conditions in Eastern Europe, more than offset domestic volume growth and increased demand in the Asia Pacific region.

Mineral Nutrition

Net sales of $58.2 million for the three months ended March 31, 2021, increased $2.0 million, or 3%, driven by increased average selling prices. The increase in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $19.2 million for the three months ended March 31, 2021, increased $3.6 million, or 23%. The increase was driven by strong demand for copper-based products coupled with favorable product pricing correlated with underlying raw material costs.

Gross profit

Gross profit of $69.2 million for the three months ended March 31, 2021, decreased $0.4 million, or 1%, as compared to the three months ended March 31, 2020. Gross margin decreased 30 basis points to 32.7% of net sales for the three months ended March 31, 2021, as compared to 33.0% for the three months ended March 31, 2020.

Animal Health gross profit decreased $3.2 million due to lower sales and unfavorable product mix. Mineral Nutrition gross profit increased $1.2 million, driven primarily by favorable product mix. Performance Products gross profit increased $1.6 million driven by volumes and favorable product mix.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $49.0 million for the three months ended March 31, 2021, increased $0.8 million, or 2%, as compared to the three months ended March 31, 2020. SG&A for the three months ended March 31, 2020, included $0.6 million of stock-based compensation. Excluding these costs, SG&A increased $1.4 million, or 3%.

Animal Health SG&A increased $0.3 million, due to investments in market expansion initiatives in certain international regions, partially offset by decreased marketing and sales team travel costs driven by COVID-19 limitations. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate SG&A increased $1.0 million due to investments in strategic initiatives and incremental performance-related compensation costs, partially offset by a decline in travel costs driven by COVID-19 limitations.

Interest expense, net

Interest expense, net of $2.9 million for the three months ended March 31, 2021, decreased $0.3 million, or 10%, as compared to the three months ended March 31, 2020. Interest expense, net decreased primarily due to favorable variable borrowing rates, partially offset by reduced interest income from short-term investments.

Foreign currency gains, net

Foreign currency gains, net were $0.6 million for the three months ended March 31, 2021 and 2020.

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Provision for income taxes

The provision for income taxes was $5.6 million and $5.2 million for the three months ended March 31, 2021 and 2020, respectively. The effective income tax rate was 31.6% and 27.7% for the three months ended March 31, 2021 and 2020, respectively. The provision for income taxes during the three months ended March 31, 2021, included a $0.6 million expense related to a detailed deferred tax analysis of property, plant, and equipment and intangible assets. The effective income tax rate, without this expense, would have been 27.9% for the three months ended March 31, 2021.

Net income

Net income of $12.2 million for the three months ended March 31, 2021, decreased $1.3 million, as compared to net income of $13.5 million for the three months ended March 31, 2020. Operating income declined $1.2 million, driven by lower gross profit and increased SG&A expenses. The decrease in gross profit and the overall gross margin was primarily driven by lower volume and unfavorable product mix in the Animal Health segment, partially offset by increased gross profit in the Mineral Nutrition and Performance Products segments. SG&A expenses increased due to investments in strategic initiatives and incremental performance-related compensation costs, partially offset by a decline in travel costs driven by COVID-19 limitations. Interest expense was lower by $0.3 million, while income tax expense increased $0.5 million.

Adjusted EBITDA

Adjusted EBITDA of $28.1 million for the three months ended March 31, 2021, declined $2.1 million, or 7%, as compared to the three months ended March 31, 2020. Animal Health Adjusted EBITDA decreased $3.7 million on lower sales and gross profit and increased SG&A costs. Mineral Nutrition Adjusted EBITDA increased $1.2 million, driven by increased gross profit on favorable product mix. Performance Products Adjusted EBITDA increased $1.4 million driven by increased gross profit. Corporate expenses increased $1.0 million, primarily due to investments in strategic initiatives and incremental performance-related compensation costs, partially offset by a decline in travel costs driven by COVID-19 limitations.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended March 31, 2021 and 2020 were 28.4% and 26.3%, respectively. The increase in our adjusted tax rate was driven by the geographical mix of our operating earnings.

Adjusted Net Income

Adjusted net income of $13.9 million for the three months ended March 31, 2021, decreased $1.6 million, or 11%, as compared to the prior year. The decline was driven by lower gross profit coupled with increased SG&A expenses. The decrease in gross profit was driven by lower volume and unfavorable product mix in the Animal Health segment, partially offset by increased gross profit in the Mineral Nutrition and Performance Products segments. SG&A expenses increased due to investments in strategic initiatives and incremental performance-related compensation costs, partially offset by a decline in travel costs driven by COVID-19 limitations.

Adjusted diluted EPS

Adjusted diluted EPS was $0.34 for the quarter, a decline of $0.04, as compared to $0.38 in the prior year.

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YEAR-TO-DATE RESULTS

Net sales

Net sales of $613.1 million for the nine months ended March 31, 2021, decreased $1.4 million, or less than 1%, as compared to the nine months ended March 31, 2020. Animal Health and Mineral Nutrition declined $5.5 million and $0.8 million, respectively. Performance Products increased $4.9 million.

Animal Health

Net sales of $399.0 million for the nine months ended March 31, 2021, declined $5.5 million, or 1%. Net sales of MFAs and other declined $10.8 million, or 4%, due to reduced demand in China following regulatory changes effective January 1, 2020, and lower volume in Latin America, partially offset by net sales growth in other products and regions, including domestic swine. Net sales of nutritional specialty products grew $7.8 million, or 8%, due to international and domestic volume growth in dairy products, partially offset by lower sales in domestic poultry. Net sales of vaccines declined $2.5 million, or 4%, as challenging economic conditions in Eastern Europe, more than offset domestic volume growth and increased demand in the Asia Pacific region.

Mineral Nutrition

Net sales of $163.8 million for the nine months ended March 31, 2021, decreased $0.8 million, or less than 1%. Lower overall average selling prices were partially offset by increased unit volumes. The decline in average selling prices is correlated with the movement of the underlying raw material costs.

Performance Products

Net sales of $50.3 million for the nine months ended March 31, 2021, increased $4.9 million, or 11%, driven by increased volumes of copper-based products.

Gross profit

Gross profit of $201.5 million for the nine months ended March 31, 2021, increased $5.2 million, or 3%, as compared to the nine months ended March 31, 2020. Gross margin increased 100 basis points to 32.9% of net sales for the nine months ended March 31, 2021, as compared to 31.9% for the nine months ended March 31, 2020. The nine months ended March 31, 2020, included $0.3 million of acquisition-related cost of goods sold.

Animal Health gross profit increased $0.5 million, due to increased volumes of nutritional specialty products and favorable production costs, primarily related to foreign currency movements. These increases were partially offset by lower volumes of MFAs and other and vaccine products and unfavorable product mix. Mineral Nutrition gross profit increased $1.1 million, driven by favorable raw material costs and product mix, partially offset by declines in average selling prices. Performance Products gross profit increased $3.3 million, driven by higher volume coupled with decreases in raw material and production costs.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $145.8 million for the nine months ended March 31, 2021, increased $0.6 million, or less than 1%, as compared to the nine months ended March 31, 2020. SG&A for the nine months ended March 31, 2021 included $1.1 million of stock-based compensation. SG&A for the nine months ended March 31, 2020, included $1.7 million of stock-based compensation, $0.4 million of restructuring costs, $0.5 million of acquisition-related transaction costs and $0.2 million of other acquisition-related costs. Excluding these costs, SG&A increased $2.3 million, or 2%.

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Animal Health SG&A decreased $0.6 million primarily due to the favorable effects of foreign currency exchange and decreased marketing and sales team travel costs driven by COVID-19 limitations. These expense declines were partially offset by increased professional fees to support the continued use of carbadox and investments in market expansion initiatives in certain international regions. Mineral Nutrition and Performance Products SG&A were comparable to the prior year. Corporate expenses increased $2.9 million, driven by investments in strategic initiatives as well as incremental costs for performance-related compensation, professional fees and information technology. These cost increases were partially offset by lower travel expenses driven by COVID-19 limitations. The stock-based compensation, restructuring costs, acquisition-related transaction costs and other acquisition-related costs resulted in a net $1.7 million decrease to SG&A.

Interest expense, net

Interest expense, net of $9.0 million for the nine months ended March 31, 2021, decreased $1.1 million, or 11%, as compared to the nine months ended March 31, 2020. Interest expense, net decreased primarily due to favorable variable interest rates, partially offset by higher levels of debt outstanding and lower interest income from short-term investments.

Foreign currency (gains) losses, net

Foreign currency gains, net for the nine months ended March 31, 2021, were $3.6 million, as compared to net losses of $1.9 million for the nine months ended March 31, 2020. Foreign currency gains primarily arose from intercompany balances, driven by the movement of the Mexican, South African, Turkish and Brazilian currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $13.1 million and $11.2 million for the nine months ended March 31, 2021 and 2020, respectively. The effective income tax rate was 26.0% and 28.7% for the nine months ended March 31, 2021 and 2020, respectively. The provision for income taxes during the nine months ended March 31, 2021, included (i) a $1.5 million benefit for the years ended June 30, 2020 and 2019 related to final regulations issued in July 2020 for the Global Intangible Low-Taxed Income (“GILTI”) tax, (ii) an $0.8 million benefit related to exchange rate differences on intercompany dividends, (iii) a $0.6 million benefit for the reversal of an uncertain tax position and (iv) a $0.6 million expense related to a detailed deferred tax analysis of property, plant, and equipment and intangible assets. The effective income tax rate, without these items, would have been 30.3% for the nine months ended March 31, 2021.

Net income

Net income of $37.3 million for the nine months ended March 31, 2021, increased $9.4 million, as compared to net income of $27.9 million for the nine months ended March 31, 2020. The increase was primarily driven by higher operating income of $4.6 million, lower interest expense of $1.1 million and increased foreign currency gains of $5.5 million, partially offset by a $1.9 million increase to the provision for income taxes. The increase in operating income was driven by a $5.2 million increase in gross profit, partially offset by increased SG&A costs of $0.6 million.

Adjusted EBITDA

Adjusted EBITDA of $80.9 million for the nine months ended March 31, 2021, increased $2.6 million, or 3%, as compared to the nine months ended March 31, 2020. Animal Health Adjusted EBITDA increased $0.9 million, driven by increased gross profit and lower SG&A expenses. Mineral Nutrition and Performance Products Adjusted EBITDA increased $1.3 million and $3.4 million, respectively, on higher gross profit. Corporate expenses increased $2.9 million driven by investments in strategic initiatives as well as incremental costs for performance-related compensation, professional fees and information technology. These cost increases were partially offset by lower travel expenses driven by COVID-19 limitations.

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Adjusted provision for income taxes

The adjusted effective income tax rates for the nine months ended March 31, 2021 and 2020 were 29.2% and 27.3%, respectively. The increase in our adjusted tax rate was driven by the geographical mix of our operating earnings.

Adjusted Net Income

Adjusted net income of $38.6 million for the nine months ended March 31, 2021, increased $1.5 million, or 4%, as compared to the prior year. The increase was driven by higher gross profit of $4.7 million and lower interest expense of $0.9 million, partially offset by increased SG&A expenses of $2.1 million and a higher adjusted provision for income taxes of $2.0 million. Gross profit increased across all three segments. Increased SG&A costs were driven by investments in strategic initiatives, incremental performance-related compensation and increased professional fees to support the continued use of carbadox. These increases were partially offset by lower travel expenses driven by COVID-19 limitations.

Adjusted diluted EPS

Adjusted diluted EPS was $0.95 for the nine months ended March 31, 2021, an increase of $0.04, as compared to $0.91 in the prior year.

BALANCE SHEET AND CASH FLOWS

•	3.6x leverage ratio as of March 31, 2021

-	$381 million total debt

-	$105 million Adjusted EBITDA, for the twelve months ended March 31, 2021

•	$93 million cash and short-term investments on hand and $71 million of available revolving credit at March 31, 2021.

•	$26 million of cash provided before financing for the quarter ended March 31, 2021

•	Refinancing completed in April 2021, increasing our credit facility to $550 million and extended maturity to April 2026. At closing, we had $156 million of available revolving credit, subject to leverage covenants.

FINANCIAL GUIDANCE

Our expected financial results for our fourth quarter, the three months ending June 30, 2021, fiscal year 2021 are as follows:

•	Net sales of approximately $213.0 – 217.0 million and $826.1 – 830.1 million, respectively

•	Net income of approximately $11.1 – 12.1 million and $48.4 - 49.4 million, respectively

•	Diluted EPS of approximately $0.28 - $0.30 and $1.20 – $1.22, respectively

•	Adjusted EBITDA of approximately $27.0 – 29.0 million and $107.9 – 109.9 million, respectively

•	Adjusted Net Income of approximately $12.1 – 13.1 million and $50.7 – 51.7 million, respectively

•	Adjusted diluted EPS of approximately $0.30 - $0.32 and $1.25 - $1.27, respectively

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WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the company will review its financial results and respond to questions.

Date:	Friday, May 7, 2021

Time:	9:00 AM Eastern

Location:	https://investors.pahc.com

U.S. Toll-Free:	+1 (833) 968-1955

International Toll:	+1 (647) 689-6656

Conference ID:	2181337

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA and adjusted net income, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Nine Months
For the Periods Ended March 31	2021	2020	Change		2021	2020	Change

	(in millions, except per share amounts and percentages)

Net sales	$211.7	$210.7	$1.0	0%	$613.1	$614.5	$(1.4)	(0)%
Cost of goods sold	142.6	141.2	1.4	1%	411.5	418.2	(6.6)	(2)%
Gross profit	69.2	69.6	(0.4)	(1)%	201.5	196.3	5.2	3%
Selling, general and administrative	49.0	48.2	0.8	2%	145.8	145.2	0.6	0%
Operating income	20.1	21.3	(1.2)	(6)%	55.7	51.1	4.6	9%
Interest expense, net	2.9	3.3	(0.3)	(10)%	9.0	10.0	(1.1)	(11)%
Foreign currency (gains) losses, net	(0.6)	(0.6)	0.0	*	(3.6)	1.9	(5.5)	*
Income before income taxes	17.8	18.7	(0.9)	(5)%	50.3	39.1	11.2	29%
Provision for income taxes	5.6	5.2	0.5	9%	13.1	11.2	1.9	17%
Net income	$12.2	$13.5	$(1.3)	(10)%	$37.3	$27.9	$9.4	34%

Net income per share
basic	$0.30	$0.33	$(0.03)	(9)%	$0.92	$0.69	$0.23	33%
diluted	$0.30	$0.33	$(0.03)	(9)%	$0.92	$0.69	$0.23	33%

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	32.7%	33.0%			32.9%	31.9%
Selling, general and administrative	23.2%	22.9%			23.8%	23.6%
Operating income	9.5%	10.1%			9.1%	8.3%
Income before income taxes	8.4%	8.9%			8.2%	6.4%
Net income	5.7%	6.4%			6.1%	4.5%
Effective tax rate	31.6%	27.7%			26.0%	28.7%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Nine Months
For the Periods Ended March 31	2021	2020	Change		2021	2020	Change

	(in millions, except percentages)

Net Sales
MFAs and other	$78.5	$82.7	$(4.1)	(5)%	$238.8	$249.7	$(10.8)	(4)%
Nutritional specialties	37.0	34.6	2.3	7%	106.0	98.1	7.8	8%
Vaccines	18.9	21.7	(2.8)	(13)%	54.2	56.7	(2.5)	(4)%
Animal Health	134.4	139.0	(4.6)	(3)%	399.0	404.5	(5.5)	(1)%
Mineral Nutrition	58.2	56.2	2.0	3%	163.8	164.5	(0.8)	(0)%
Performance Products	19.2	15.6	3.6	23%	50.3	45.4	4.9	11%
Total	$211.7	$210.7	$1.0	0%	$613.1	$614.5	$(1.4)	(0)%

Adjusted EBITDA
Animal Health	$31.0	$34.6	$(3.7)	(11)%	$94.4	$93.5	$0.9	1%
Mineral Nutrition	5.2	4.1	1.2	29%	12.5	11.2	1.3	11%
Performance Products	2.9	1.5	1.4	94%	7.2	3.8	3.4	88%
Corporate	(11.1)	(10.1)	(1.0)	10%	(33.2)	(30.3)	(2.9)	10%
Total	$28.1	$30.1	$(2.1)	(7)%	$80.9	$78.3	$2.6	3%

Ratio to segment net sales
Animal Health	23.0%	24.9%			23.7%	23.1%
Mineral Nutrition	9.0%	7.2%			7.6%	6.8%
Performance Products	15.3%	9.7%			14.2%	8.4%
Corporate (1)	(5.2)%	(4.8)%			(5.4)%	(4.9)%
Total (1)	13.2%	14.3%			13.2%	12.7%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$12.2	$13.5	$(1.3)	(10)%	$37.3	$27.9	$9.4	34%
Interest expense, net	2.9	3.3	(0.3)	(10)%	9.0	10.0	(1.1)	(11)%
Provision for income taxes	5.6	5.2	0.5	9%	13.1	11.2	1.9	17%
Depreciation and amortization	7.9	8.2	(0.3)	(4)%	24.0	24.2	(0.1)	(1)%
EBITDA	28.6	30.2	(1.5)	(5)%	83.3	73.4	10.0	14%
Stock-based compensation	-	0.6	(0.6)	*	1.1	1.7	(0.6)	(33)%
Restructuring costs	-	-	-	*	-	0.4	(0.4)	*
Acquisition-related cost of goods sold	-	-	-	*	-	0.3	(0.3)	*
Acquisition-related transaction costs	-	-	-	*	-	0.5	(0.5)	*
Acquisition-related other, net	-	-	-	*	-	0.2	(0.2)	*
Foreign currency (gains) losses, net	(0.6)	(0.6)	0.0	*	(3.6)	1.9	(5.5)	*
Adjusted EBITDA	$28.1	$30.1	$(2.1)	(7)%	$80.9	$78.3	$2.6	3%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Nine Months
For the Periods Ended March 31	2021	2020	Change		2021	2020	Change

	(in millions, except per share amounts and percentages)

Adjusted cost of goods sold	$141.1	$139.5	$1.5	1%	$407.0	$413.1	$(6.1)	(1)%
Adjusted gross profit	70.6	71.2	(0.6)	(1)%	206.1	201.4	4.7	2%
Adjusted selling, general and administrative	48.4	47.0	1.4	3%	142.7	140.6	2.1	1%
Adjusted interest expense, net	2.9	3.2	(0.3)	(8)%	9.0	9.8	(0.9)	(9)%
Adjusted income before income taxes	19.4	21.0	(1.7)	(8)%	54.4	50.9	3.5	7%
Adjusted provision for income taxes	5.5	5.5	(0.0)	(1)%	15.9	13.9	2.0	14%
Adjusted net income	$13.9	$15.5	$(1.6)	(11)%	$38.6	$37.0	$1.5	4%

Adjusted net income per share
diluted	$0.34	$0.38	($0.04)	(11)%	$0.95	$0.91	$0.04	4%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	33.4%	33.8%			33.6%	32.8%
Adjusted selling, general and administrative	22.8%	22.3%			23.3%	22.9%
Adjusted income before income taxes	9.1%	10.0%			8.9%	8.3%
Adjusted net income	6.5%	7.4%			6.3%	6.0%
Adjusted effective tax rate	28.4%	26.3%			29.2%	27.3%

Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$12.2	$13.5	$(1.3)	(10)%	$37.3	$27.9	$9.4	34%
Acquisition-related intangible amortization(1)	1.5	1.7	(0.2)	(10)%	4.5	4.8	(0.2)	(5)%
Acquisition-related intangible amortization(2)	0.7	0.7	0.0	0%	2.0	1.9	0.2	8%
Stock-based compensation (2)	-	0.6	(0.6)	*	1.1	1.7	(0.6)	(33)%
Restructuring costs (2)	-	-	-	*	-	0.4	(0.4)	*
Acquisition-related cost of goods sold	-	-	-	*	-	0.3	(0.3)	*
Acquisition-related transaction costs(2)	-	-	-	*	-	0.5	(0.5)	*
Acquisition-related other, net (2)	-	-	-	*	-	0.2	(0.2)	*
Acquisition-related accrued interest	-	0.1	(0.1)	*	-	0.2	(0.2)	*
Foreign currency (gains) losses, net(3)	(0.6)	(0.6)	0.0	*	(3.6)	1.9	(5.5)	*
Adjustments to income taxes(4)	0.1	(0.4)	0.5	*	(2.8)	(2.7)	(0.1)	*
Adjusted net income	$13.9	$15.5	$(1.6)	(11)%	$38.6	$37.0	$1.5	4%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)Included in cost of goods sold

(2)Included in selling, general and administrative

(3)Primarily related to intercompany balances

(4)Related to the income tax effect of pre-tax income adjustments and the exclusion of certain income tax items

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Nine Months
For the Periods Ended March 31	2021	2020	Change	2021	2020	Change

	(in millions)

EBITDA	$28.6	$30.2	$(1.5)	$83.3	$73.4	$10.0
Adjustments
Stock-based compensation	-	0.6	(0.6)	1.1	1.7	(0.6)
Restructuring costs	-	-	-	-	0.4	(0.4)
Acquisition-related cost of goods sold	-	-	-	-	0.3	(0.3)
Acquisition-related transaction costs	-	-	-	-	0.5	(0.5)
Acquisition-related other, net	-	-	-	-	0.2	(0.2)
Foreign currency (gains) losses, net	(0.6)	(0.6)	0.0	(3.6)	1.9	(5.5)
Interest paid, net	(2.7)	(2.9)	0.3	(8.1)	(9.2)	1.0
Income taxes paid	(4.0)	(5.7)	1.7	(14.3)	(15.0)	0.7
Changes in operating assets and liabilities and other items	(4.8)	5.4	(10.2)	(13.2)	1.4	(14.6)
Net cash provided (used) by operating activities	$16.6	$27.0	$(10.3)	$45.2	$55.5	$(10.2)

Short-term investments, net	$17.0	$(6.0)	$23.0	$11.0	$(31.0)	$42.0
Capital expenditures	(7.5)	(7.9)	0.4	(22.2)	(24.0)	1.8
Business acquisitions	-	-	-	-	(54.5)	54.5
Other investing, net	0.3	(0.3)	0.6	(0.2)	(1.3)	1.1
Net cash provided (used) by investing activities	$9.8	$(14.2)	$24.0	$(11.4)	$(110.8)	$99.4

Net cash flow before financing activities	$26.4	$12.8	$13.7	$33.8	$(55.3)	$89.2

Amounts and percentages may reflect rounding adjustments

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About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and supplier of a broad range of animal health and mineral nutrition products for livestock, helping veterinarians and farmers produce healthy, affordable food while using fewer natural resources. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com

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